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                                                                     Exhibit 7.4

January 21, 1999

VIA FACSIMILE NO:   011.41.22.929.5394

Crescent International Limited
c/o Greenlight (Switzerland) SA
84, av Louis-Casai, P.O. Box 161
CH-1216 Cointrin / Geneva,
Switzerland
Attention:  Melvyn Craw / Maxi Brezzi

RE:      PROPOSED THIRD PUT

Dear Mel and Maxi:

This letter will set forth the terms of a proposed third put under the Stock Purchase Agreement between InfoCure Corporation and Crescent International Limited dated September 28, 1998 ("Purchase Agreement"). Capitalized terms not otherwise defined herein have the meanings assigned by the Purchase Agreement. We propose the terms of this letter for acceptance in whole. If you agree to these terms, please sign below and return this letter.

1. Third Put. Crescent hereby waives, solely for the purposes of the Third Put (as hereafter defined) all conditions set forth in Section 7.2(a) and (b) of the Purchase Agreement and hereby accepts this letter as notice of a third put (the "third Put") under the Purchase Agreement in the amount of US $2.0 million. Notwithstanding the terms of the Purchase Agreement, the Purchase Price for the Third Put shall be $25.00. The number of Put Shares that Crescent shall receive pursuant to the Third Put (the "Third Put Shares") shall be 80,000, which is determined by dividing US $2.0 million by the Purchase Price for the Third Put. The Closing shall be held concurrent with the date this letter is signed by both parties hereto.

2. Required Registration. Crescent agrees that InfoCure shall not be required to file the Initial Registration Statement or any Subsequent Registration Statement (as such terms are defined in the Registration Rights Agreement between Crescent and InfoCure dated September 28, 1998) until March 31, 1999, or if earlier on the date that InfoCure files a Registration Statement (or an amendment thereto) for an underwritten secondary public offering of its Common Stock. Crescent also acknowledges that InfoCure has not failed to comply with the covenants, conditions and agreements of the Registration Rights Agreement for purposes of determining compliance with the conditions set forth at Section 7.2(d) of the Purchase Agreement.

3. No Waiver. Except as expressly provided in this Letter, none of the Purchase Agreement, the Registration Rights Agreement or any term thereof shall be deemed to be amended, waived, discharged or terminated.
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If these terms are acceptable, please sign and return this letter.


Respectfully,


INFOCURE CORPORATION


/s/      Richard Perlman, Chairman
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By:      Richard Perlman, Chairman



CRESCENT INTERNATIONAL LIMITED


/s/      Melvyn Craw
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By:      Melvyn Craw